Rand Logistics, Inc.

Rand Logistics Announces Organizational and Corporate Governance Changes

New York, NY -- June 11, 2013 -- Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”) today announced that Laurence Levy has been appointed as Executive Chairman, with responsibilities that include overseeing corporate strategy including growth and acquisition initiatives, corporate culture, and organization building. Mr. Levy formerly served as Chairman and Chief Executive Officer of Rand. Rand’s Chief Executive Officer position will remain unfilled.

“Today’s announcement reflects the collective view of our independent directors and management team as to the most efficient operating structure for Rand as well as the maturation of our Corporate Governance,” commented Laurence Levy.  “Under our new structure, I will set the strategic direction of Rand while Ed Levy, President of Rand, and Scott Bravener, President of Lower Lakes, will oversee business operations.  We will coordinate all of our efforts to continue to build Rand and maximize the value of our assets.”

Rand also today announced that John Binion, a recently appointed independent director, has been appointed to both Rand’s audit committee and compensation committee.

“The recent appointment of Mike Lundin as our Lead Director and of John Binion as a new independent director and member of the audit committee and compensation committee, as well as today’s announcement regarding the creation of the position of Executive Chairman, underline our commitment to an optimal Corporate Governance structure and an independent Board of Directors that represents all shareholder interests,” added Laurence Levy.

“When Rand was formed in 2004, it was a shell with $25 million of equity.  At the time of the 2006 acquisition of Lower Lakes, it operated six of our current vessels and generated annual pro-forma EBITDA of less than $6 million.  Today, our enterprise value is approximately $275 million, we operate 16 vessels, we carry about 23 million tons of material annually and we are amongst the largest shippers on the Great Lakes.  Additionally, we have grown annual EBITDA per common share from approximately $0.50 per common share in fiscal year 2007, the first year after we acquired Lower Lakes, to nearly $2.00 per common share in fiscal year 2012, and we have increased annual free cash flow per common share from about ($1.24) per share in fiscal year 2007 to approximately $0.40 per share over the same time period. These successes are the product of the growth strategies that have been effectively implemented through the hard work and dedication of our employees, management team and directors, and I would like to thank them all for their efforts and commitment. Based on our current market position and the new business opportunities that we are pursuing, we believe that Rand is well positioned to continue to grow both organically and through acquisitions,” concluded Laurence Levy.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act -- which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, -- and the Canada Coasting Trade Act -- which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2013.

Contact:

Rand Logistics, Inc.
Laurence S. Levy, Executive Chairman
Edward Levy, President
(212) 644-3450

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INVESTOR RELATIONS COUNSEL
Alison Ziegler and Kevin McGrath
Cameron Associates
(212) 554-5469
Alison@cameronassoc.com